hemargroup

SWISS MADE ELECTRONICS

Hemar AG – a company of Hemargroup
Fendler 50
Nesselnbach (5524)

GHST World Inc.
Attn. Roberto Castellazzi
667 Madison Avenue, 5th Floor
New York – NY (10065)

Cust. Ref.
Roberto Castellazzi
rcastellazzi@ghstworld.com

HG Ref.
Andrea Moroni Stampa
ams@hemargroup.ch

01.04.2021

Offer_ Development V2_SSG 2.0a Machine Learning

Project name:

Smart shin guard

Dear Mr Castellazzi

We are pleased to send you following offer, as per your request.

Prices are **in Euro**.

Phase 2 development:

Premises

1 - **GHST** needs to continue developing the devices for the project called SSG already designed by **Hemar** in a first agreement already concluded with **GHST**.

2 – In particular, **GHST** needs to make the data that the devices already designed by **Hemar** transmit more reliable through the use of Artificial Intelligence **(AI).**

3 – **GHST** is able to provide **Hemar**, and will provide them, with a quantity of data supported by video footage taken from some football matches in which the players and /or entire teams will participate with shin guards equipped with the chips that Hemar has produced and that they will transmit such data.

4 – **Hemar ,** through external companies specialized in the study of **AI**, declares to be able to provide and supervise this study and to conclude a first phase **(PF)** which will lead to the processing of the data received from the devices by means of of **AI** with agreed accuracy standards.

5 – **GHST** therefore intends with this agreement to give a mandate to **Hemar** , which accepts , for the realization of the so-called "first phase" **(PF)** of the SSG project.

6 – There has been a prior PoC hardware development and it has been proven that it is possible to gather the needed data (analyzed in excel), based on a 6-axis accelerometer sensor device with bluetooth transmission mounted on both player's legs

Given the above, it is established that:

A - Everything that will be made in technology, source codes, hardware and software technical material and everything necessary to create, produce, modify or intervene in any way on the final product will be the exclusive property of **GHST** and must remain confidential between both parties

B - Hemar therefore undertakes to supervise and provide through a third party to **GHST** with the following.

Machine Learning Phase

The main goal of this engagement is to create a set of prototypes of machine learning models that will be used and improved in the further parts of the project.

Make gathering data analysable and descriptive. Improved hardware is almost ready for production, but there is a need for software. [*] Correlate the data with right and left foot as the next challenge. Predictive maintenance of the players and their performance as the ultimate goal of this product. The solution should make [*]

Program should be able to learn from more data. Basic analysis should be done by sensors during the game and the rest and detailed analysis can be done post game. Video recording and manual detection is done right now to properly correlate data with actions. Additional parameters such as players weight, body may be considered by an algorithm and should be present in Player Profile.

Scope of initial work:

The main goal of the initial project's phase is to create a set of prototypes of machine learning models that will be used and improved in the further parts of the project, comprehending following task list [*]

1. [*]
2. [*]
3. [*]
4. [*]
5. [*]
6. [*]
7. [*]
8. [*]
9. [*]
10. [*]

The Machine Learning Phase engagement will follow the Cross-Industry Standard Process for [*] methodology and will contain the following steps:
Exploratory data analysis for business (domain) and data understanding
For each task or group of tasks:

- [*]
- [*]
- Solution evaluation
- Further optimization of the built solutions
- A final report

Machine Learning Phase is an analytical part of the project. The results may be used in the further phases of the projects e.g. be implemented as initial versions of the ML solutions deployed directly in the Shin Guards. Developed models may also be used in as a starting point [*] and during building the final solution.

Timeline
Expected duration of the first phase is **two months**, with a project start of this phase within 15 days from the date of delivery of the data and videos by **GHST** and to conclude the first phase within two months.

Team Composition
1 x Data Scientist - 1 FTE
1 x Machine learning engineer - 1 FTE

Risks

- The process of the data labelling and event matching between [*]
- The amount of data [*] that can solve all of the tasks from the to-do list
- The machine learning model (or models) will be too complex and computationally expensive to be run smoothly and the shin guard edge devices. Further, advanced ML models optimization [*] be required
- The data gathered during training sessions may differ from the real football match data that can be very noisy.
- Synchronization of the results from the both player's shin guards

Outcomes

- Source code with the best versions [*]
- Analysis report
- Code of the analysis
- Recommendations about further steps (data analytics input into Phase II brainstorming session)

The final list of the provided deliverables depends on the engagement execution in cooperation with the customer.

Milestones

- Data is labelled correctly, clean, and prepared for machine learning modelling and analysis
- The prototype solutions with mathematical formulas that solve the first five tasks from the task-list are created.
- The prototype machine learning solution for the tasks 6-9
- The prototype machine learning solution for the 10th task

Costs and Estimations machine Learning Phase

The Total cost of Machine Learning Phase is **41,190.00** Euro. (Fixed fee)

The additional management of external resources and technical support on the prototypes and data analysis will be billed monthly based on the project needs.
We estimate from 4 up to 8 hours for each week of support and project management, calculated at an hourly cost of EUR 100, with a total cost range calculated between **EUR 3'200 and EUR 6'400.**

Only the resources actually used to carry out the project will be invoiced.

General Project scope (comprehending future phases):

1. Machine Learning Phase (currently addressed and offered phase): the main goal of this initial engagement is to create a set of prototypes of machine learning models that will be used and improved in the further parts of the project.

Deliverables:

At the end of phase one (F1) Hemar will deliver the following products / files / applications to GHST:

2. All source codes.
3. All technical documents in support.
4. Everything necessary for independent management by GHST.

Various

- Any modification to this agreement must be agreed between the parties and accepted in writing.
- In the event of a different interpretation of this agreement by one of the parties, the correct interpretation must be agreed between the signatories.
- In the event of disputes, the competent court will be that of Lugano (CH).

Start of project

We are able to officially start the project within 4 weeks from the order date. Except delivery times for externally ordered components (ie: evaluation boards, ASICs, FPGAs, ...)

External materials and services

Prototypes are produced individually and as required.
All components and materials that have to be purchased are excluded. These are charged to the client with an action margin of 20%.

CE self-certification

Hemargroup can provide support for the system's self-certification process according to CE regulations. An offer to this effect will be possible as soon as all the operating and construction details of the appliances and accessories developed are clear. Hemargroup does not conduct certification tests directly, but merely manages relationships with qualified laboratories and produces the necessary documentation.

Documentation and IP

The documentation relating to the project will be transmitted electronically or in writing. The intellectual property generated is the exclusive property of the customer, provided that all outstanding invoices are paid.

Confidentiality

All our employees and partners have signed non-disclosure agreements and will not transmit to third parties any information related to the project unless expressly authorized by the principal.

Conditions:

Legal basis of prices:	DAP Mendrisio, all VAT prices EXCLUDED*
Validity of the offer:	30 days, unless technical specifications are verified
Payment terms:	30% on order confirmation (project planning condition)
	70% monthly according to project status
	External components and materials included in monthly billing

GC: The General Conditions apply, available at: www.hemargroup.ch

Note: If the production of the device in question is confirmed with Hemargroup within 6 months of the start of the development described, our prices will be recalculated and any special discounts granted.

We are available for any necessary questions or clarifications.
We would love to carry out this project with you.

Kind regards

Andrea Moroni Stampa

MSc. ETH Electrotechnical Engineer
CTO Hemargroup / COO HSCS

Order confirmation:

First Name, Last Name: ESTERINO CASTELLAZZI

Place and date: Riccione April 2, 2021

Company and Role: PRESIDEN and CAIRMAN of GHST WORLD INC.